Exhibit 99.1   Corporate Governance Guidelines

CORPORATE GOVERNANCE GUIDELINES

OF THE BOARD OF DIRECTORS OF ISRAMCO, INC.

(a)	Number, Structure and Function of Committees

•	The number, structure, and function of Board Committees are reviewed periodically by the Nominating and Corporate Governance Committee.

•	The Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee shall each have a written charter.

(b)	Board Meetings

•	The frequency and length of Board meetings are determined by the Chairman of the Board, the Lead Independent Director and Committee Chairs with input from the directors.

•	Meeting schedules are approved by the full Board.

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The Board will meet in person at least once each year. The Board shall, giving due consideration to the cost and expense required, attempt to meet in person as often as possible. In the event one or more directors cannot attend in person, attendance by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute presence in person at the meeting. Two or more missed Board or Committee meetings by any one member in a single year must be addressed by the Chairman of the Board.

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Minutes for all Board meetings shall include the actions approved in that meeting and shall be written and circulated within seven business days of the meeting for review by the relevant Board members.

(c)	Agenda Items

•	Agenda items are determined by the Chairman of the Board, the Lead Independent Director and Committee Chairs with input from the directors.

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The Board and its committees shall limit the use of written consents to situations where it is necessary to do so, such as where a written resolution is required for legal or technical reasons or in urgent situations.

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When action by written consent is necessary, the documents shall reflect the reason why the action was taken by written consent, the date upon which the committee’s action occurred, when each of the directors signed the document, and state why the action was not documented contemporaneously with the Board action.

(d)	Briefing Information

•	Briefing materials and other relevant information are distributed in advance of meetings.

(e)	Presentations by Management

•	As requested, members of management report at each meeting on business and other topics of interest to the Board.

(f)	Executive Sessions

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The Corporation’s independent directors shall meet at least four (4) times per year without the presence of the other directors, which meetings may be concurrent with committee meetings, at the discretion of the independent directors.

(g)	Reports by the Committees to the Board

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The Committees regularly report to the Board on their proceedings and deliberations. The Committees also bring to the Board for consideration those matters and decisions which the Committees judge to be of special significance.

(h)	Director Qualifications, Responsibilities, Orientation and Continuing Education

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Director qualifications are reviewed by the Nominating and Corporate Governance Committee and subsequently by the Board in connection with the nomination of candidates for election at the annual meeting.

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The Corporation’s business is managed under the direction of the Board of Directors. Directors are expected to invest the time and effort reasonably necessary to understand the Corporation’s business and financial strategies and challenges. The basic duties and responsibilities of the directors include attending Board meetings, preparing for meetings by advance review of any meeting materials and actively participating in Board discussions. Directors are also expected to make themselves available outside of Board meetings for advice and consultation.

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The Corporate Secretary is responsible for providing orientation materials to, and scheduling orientation sessions for, new directors. The Corporate Secretary will also work with the Chairman and Committee Chairs as necessary to periodically provide materials and other guidance that would assist directors with their continuing education.

(i)	Candidates

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The Nominating and Corporate Governance Committee identifies and evaluates proposed candidates for addition to the Board, including candidates proposed by third parties. Invitations to new directors are authorized by the Board. Individuals are selected to join the Board based on their business or professional experience, the diversity of their background, and their array of talents and perspectives.

(j)	Director Independence

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The Board shall be composed of a majority of independent directors. In order to be considered independent, an individual must satisfy the independence standards as established in the Corporation’s articles of incorporation and/or by-laws.

•	The Audit Committee and the Compensation Committee shall be composed entirely of independent directors.

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The Nominating and Corporate Governance Committee and the full Board annually review the financial and other relationships between the non-management directors and the Corporation. The Nominating and Corporate Governance Committee makes recommendations to the Board about the independence of non-management directors, and the Board determines whether such directors are independent.

(k)	Change in Position

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Each director will advise the Board upon a change in position or responsibility in his or her principal occupation. In such event, continued service as a director will be subject to review by the Nominating and Corporate Governance Committee and the Board.

•	Employee directors are required to resign upon leaving the Corporation, subject to review by the Nominating and Corporate Governance Committee and the Board.

(l)	Retirement Age

•	Non-management directors shall not stand for reelection at the first annual meeting following age 74, subject to review by the Nominating and Corporate Governance Committee and the Board.

(m)	Director Compensation and Stock Ownership

•	Director compensation and stock ownership are periodically reviewed by the Nominating and Corporate Governance Committee, usually on an annual basis.

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The Nominating and Corporate Governance Committee’s review includes comparison of Corporation’s director compensation practices against the practices of other comparable companies. The objectives of the review include ensuring that the interests of the directors continue to be closely aligned with the interests of the Corporation’s stockholders.

(n)	Board and Committee Self-Evaluation

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The Board evaluates its performance regularly in executive session. The Board shall conduct these evaluations at least annually. Each Committee shall also conduct an evaluation of its performance at least annually.

(o)	Access to Senior Management and Independent Advisors

•	Management is available to discuss matters of concern to directors and directors have regular access to senior management

•	The Board may retain independent advisors as it deems appropriate in its discretion.

•	The Committees shall have standing authorization retain independent advisors of their choice, at the expense of the Corporation, who shall report directly to the Committee that retained them.

(p)	Evaluation of the CEO

•	The performance of the CEO is reviewed periodically by the Compensation Committee and annually by the Board, excluding the CEO in the event that he or she is also a Director, in executive session.